Exhibit 99.3
TIME WARNER INC. AND TIME WARNER CABLE INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
PRESENTATION GIVEN MAY 21, 2008
(In billions; Unaudited)

	Time Warner	Time Warner
	Inc.	Cable Inc.

Reconciliations of Pro Forma Net Debt and Preferred Equity and Pro Forma Leverage Ratio:

Total debt and preferred equity at March 31, 2008	$36.5	$13.5

Cash and equivalents at March 31, 2008	(1.6)	(0.2)

Net debt and preferred equity at March 31, 2008	34.9	13.3

TWC Special Dividend (a)	(9.3)	10.9

Deconsolidation of TWC (b)	(13.3)	—

Pro forma net debt and preferred equity as of March 31, 2008 (as if the separation of Time Warner Cable Inc. had occurred on March 31, 2008)	12.3	24.2

Estimated Free Cash Flow for the nine months ended December 31, 2008 (c)	(1.6)	(1.1)

Estimated dividends on Time Warner Inc. common stock for the nine months ended December 31, 2008 (d)	0.7	—

Investments and other cash activity (e)	0.7	0.6

Pro forma net debt and preferred equity at December 31, 2008	$12.1	$23.7

Pro forma year end 2008 leverage ratio (f)	˜ 1.6x	3.7x - 3.8x

(a)	Reflects the expected payment by Time Warner Cable Inc. of a special dividend of $10.27 per share of Time Warner Cable Inc. common stock, of which Time Warner Inc. will receive approximately $9.3 billion.

(b)	Reflects the impact to Time Warner Inc. of the deconsolidation of Time Warner Cable Inc.’s $13.3 billion of net debt and preferred equity at March 31, 2008 as if the separation had occurred on March 31, 2008.

(c)	Reflects the low end of the 2008 full year Free Cash Flow estimate as set forth under the reconciliation of Free Cash Flow to Cash Flow Provided by Operations on the following schedule less the actual Free Cash Flow for the three months ended March 31, 2008.

(d)	Assumes that regular quarterly dividends on the Time Warner Inc. common stock will continue to be paid in 2008 at the same rate as for the three months ended March 31, 2008.

(e)	For Time Warner Inc., the amount primarily reflects the acquisition of Bebo, Inc. for $850 million. For Time Warner Cable Inc., the amount primarily reflects the expected investment in the WiMax joint venture of $550 million.

(f)	The pro forma year end 2008 leverage ratio is calculated as the pro forma net debt and preferred equity at December 31, 2008 divided by the expected range of Adjusted Operating Income before Depreciation and Amortization for the year ended December 31, 2008 for Time Warner Inc. (excluding the operations of Time Warner Cable Inc.) and Time Warner Cable Inc., respectively, as set forth under the reconciliation of Adjusted Operating Income before Depreciation and Amortization on the following schedule.

TIME WARNER INC. AND TIME WARNER CABLE INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
PRESENTATION GIVEN MAY 21, 2008
(In millions; Unaudited)

	Time Warner Inc. (Consolidated)		Time Warner Cable Inc.		Time Warner Inc. (excluding Time Warner Cable Inc.)
	Year Ended		Year Ended		Year Ended
	December 31, 2007	Reconciliation of 2008 Guidance	December 31, 2007	Reconciliation of 2008 Guidance	December 31, 2007

Reconciliation of Adjusted Operating Income before Depreciation and Amortization to Operating Income:

Adjusted Operating Income before Depreciation and Amortization (1)	$12,879	7% to 9% growth	$5,742	9% to 11% growth	$7,137	4% to 9% growth (2)

Depreciation and Amortization	(4,412)	Mid to high-single digits growth or greater	(2,976)	Mid to high-single digits growth	(1,436)	Mid to high-single digits growth or greater

Impairment of goodwill, intangible and fixed assets	(36)	No material impairment expected			(36)	No material impairment expected

Gains and losses from asset sales	689	Unable to estimate			689	Unable to estimate

Amounts related to securities litigation and government investigations	(171)	Decrease in absolute dollar amount			(171)	Decrease in absolute dollar amount

Operating Income	$8,949	Increase in absolute dollar amount	$2,766	Increase in absolute dollar amount	$6,183	Increase in absolute dollar amount

Reconciliation of Free Cash Flow to Cash Provided by Operations:
Free Cash Flow (3)	$4,953	At or above $4.5 billion	$1,060	At least 40% growth	$3,893	At or above $3.0 billion (4)

Capital expenditures and product development costs plus partnership tax distributions, stock option distributions and principal payments on capital leases (all from continuing operations)	4,487	Increase in absolute dollar amount	3,461	Approximately $3.5 billion	1,026	Approximately $1.0 billion

Excess tax benefits from the exercise of stock options	(76)	Unable to estimate	(5)	Unable to estimate	(71)	Unable to estimate

Payments related to securities litigation and government investigations	(912)	Decrease in absolute dollar amount			(912)	Decrease in absolute dollar amount

Cash provided by continuing operations	8,452	Cash provided by continuing operations exceeding 75% of Operating Income	4,516	Increase in absolute dollar amount	3,936	Increase in absolute dollar amount

Cash provided by discontinued operations	23	Unable to estimate	47	Unable to estimate	(24)	Unable to estimate

Cash Provided by Operations	$8,475	Cash Provided by Operations exceeding 75% of Operating Income	$4,563	Increase in absolute dollar amount	$3,912	Increase in absolute dollar amount

Notes:

(1)	Adjusted Operating Income before Depreciation and Amortization excludes the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations.

(2)	The 4% to 9% range for Time Warner Inc. (excluding Time Warner Cable Inc.) reflects the mathematical difference between the Time Warner Inc. (Consolidated) guidance range and the Time Warner Cable Inc. guidance range.

(3)	Free Cash Flow is defined as Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any.

(4)	The at or above $3.0 billion amount for Time Warner Inc. (excluding Time Warner Cable Inc.) reflects the mathematical difference between the Time Warner Inc. (Consolidated) guidance and the Time Warner Cable Inc. guidance.